Exhibit 99.1
Tilly's, Inc. Announces Fiscal 2020 First Quarter Results,
Provides Update on Store Reopenings

Irvine, CA – June 3, 2020 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the first quarter of fiscal 2020 ended May 2, 2020.
"The first quarter was severely impacted by the COVID-19 pandemic, resulting in the temporary closure of all 239 of our stores halfway through the quarter and the painful decision to furlough 91% of our employee population," commented Ed Thomas, President and Chief Executive Officer. "So much remains unpredictable at this time, but we are thankful that we have recently been able to bring some of our people back to work with the reopening of 160 of our stores thus far. We remain committed to the health and safety of our employees, customers and communities as we resume operating our stores."

First Quarter Results Overview
The following comparisons refer to operating results for the first quarter of fiscal 2020 versus the first quarter of fiscal 2019 ended May 4, 2019:

•
Total net sales were $77.3 million, a decrease of $53.0 million or 40.7%, compared to $130.3 million last year. As previously announced, the Company temporarily closed all of its 239 stores on March 18, 2020 in response to the COVID-19 pandemic. All stores remained closed to the public for the final 45 days of the 91-day fiscal quarter, including during the peak weeks of the quarter surrounding normal school spring breaks and Easter. Net sales from physical stores for the first quarter of fiscal 2020 were $47.0 million, a decrease of 57.5% compared to $110.6 million for the first quarter of fiscal 2019. The Company's e-commerce business continued to operate throughout the first quarter, and increased significantly following the closure of the Company’s stores. Net sales from e-commerce for the first quarter of fiscal 2020 were $30.3 million, an increase of 54.2% compared to approximately $19.7 million for the first quarter of fiscal 2019. The Company ended the quarter with 239 total stores, including one RSQ-branded pop-up store, all of which were closed as of the end of the first quarter of fiscal 2020, compared to 229 total stores, including three RSQ-branded pop-up stores, last year.

•
Gross profit was $1.6 million, or 2.1% of net sales, compared to $35.7 million, or 27.4% of net sales last year. Product margins decreased 770 basis points as a percentage of net sales primarily due to an estimated inventory valuation reserve of $4.7 million and increased markdowns. Occupancy costs deleveraged 1,250 basis points as a percentage of net sales despite being $0.5 million lower than last year, primarily due to the significant net sales decline resulting from the store closures noted above. Distribution costs deleveraged 440 basis points as a percentage of net sales primarily due to an increase in e-commerce shipping charges of $0.9 million resulting from a greater volume of e-commerce orders. Buying costs deleveraged 70 basis points as a percentage of net sales despite being $0.1 million below last year.

•
Selling, general and administrative expenses ("SG&A") were $30.0 million, or 38.8% of net sales, compared to $35.5 million, or 27.3% of net sales, last year. The $5.5 million decrease in SG&A was primarily due to reduced store payroll expenses of $4.9 million resulting from furloughing all non-management store associates in connection with the store closures noted above, as well as other reductions in most other expenses. These expense decreases were partially offset by higher e-commerce fulfillment and marketing expenses of approximately $1.3 million associated with significant e-commerce net sales growth compared to last year and non-cash store asset impairment charges of $0.3 million resulting from the impact of the COVID-19 pandemic on certain of our stores.

•
Operating loss was $28.4 million, or 36.7% of net sales, compared to operating income of $0.1 million, or 0.1% of net sales, last year. The decrease in operating results was directly attributable to the impacts of the COVID-19 pandemic on our business, including as noted above.

•
Income tax benefit was $10.6 million, or 37.9% of pre-tax loss, compared to income tax expense of $0.3 million, or 30.6% of pre-tax income, last year. Income tax (benefit)/expense for both periods includes certain discrete items associated with employee stock-based award activity. The increase in the effective income tax rate for fiscal 2020 is primarily due to the anticipated benefit from the Coronavirus Aid, Relief, and Economic Security Act enacted on March 27, 2020, which provides for net operating losses in fiscal 2020 to be carried back to earlier tax years with higher tax rates than the current year.

•	Net loss was $17.4 million, or $0.59 per share, compared to net income of $0.7 million, or $0.02 per diluted share, last year.

Balance Sheet and Liquidity
As of May 2, 2020, the Company had $111.1 million of cash and marketable securities, including $23.7 million borrowed under its credit facility and an aggregate of $13.3 million of withheld store lease payments for the months of April and May 2020. Excluding the cash borrowed under its credit facility and withheld store lease payments, the Company’s remaining cash and marketable securities would have totaled $74.1 million as of May 2, 2020, compared to $109.8 million with no borrowings under its credit facility and no withheld lease payments as of May 4, 2019, the end of the first quarter of fiscal 2019. The Company ended the first quarter of fiscal 2020 with merchandise inventories per square foot up 10.8% compared to last year, primarily due to the store closures noted above. The Company canceled a substantial majority of its originally planned inventory receipts for the months of April through June 2020, and has significantly reduced its future inventory commitments through the remainder of fiscal 2020. As a result, the Company entered fiscal June 2020 with inventories per square foot down 10.5% compared to last year.

Fiscal 2020 Second Quarter Store Reopenings and Net Sales Update
During the second quarter of fiscal 2020 ending August 1, 2020, in accordance with the latest guidelines from local, state and federal governments and health organizations, and with new health and safety protocols in place, including significant restrictions on customer traffic, the Company has reopened 160, or 67%, of its total 239 stores as of June 2, 2020.
Since their respective reopening dates and through June 1, 2020, compared to the respective comparable prior year periods, collectively, customer traffic in the reopened stores has decreased by 34% and comparable store net sales in the reopened stores have increased by 1.2%. Individual comparable store net sales results since their respective reopening dates have ranged from a decrease of 91% to an increase of 160%, cumulatively, with 78 stores reporting cumulative comparable store net sales increases and 73 stores reporting cumulative comparable store net sales decreases.
Total comparable store net sales for the second quarter of fiscal 2020 through June 1, 2020, including e-commerce and periods for which physical stores were temporarily closed as a result of the COVID-19 pandemic, were $28.2 million, a decrease of $13.6 million or 32.6%, compared to $41.8 million for the comparable period last year. Comparable store net sales from physical stores were $8.2 million, a decrease of $27.7 million or 77.1% compared to $35.9 million for the comparable period last year. Net sales from e-commerce were $20.0 million, an increase of $14.0 million or 236.8% compared to $5.9 million for the comparable period last year.
As of June 1, 2020, the Company had $113.9 million of cash and marketable securities, including $23.7 million borrowed under its credit facility and an aggregate of $15.0 million of withheld store lease payments. Excluding the cash borrowed under its credit facility and withheld store lease payments, the Company’s remaining cash and marketable securities would have totaled $75.2 million as of June 1, 2020, compared to $113.1 million with no borrowings under its credit facility and no withheld lease payments as of June 3, 2019.
At this time, the Company cannot predict with any certainty what future customer traffic or comparable store net sales results will be, the pace at which additional stores may be able to reopen, or whether re-opened stores will be allowed to remain open in the future, nor can the Company ensure that the foregoing store reopening results will be indicative of future performance in these uncertain times.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, June 3, 2020, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international) at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.
A telephone replay of the call will be available until June 17, 2020, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13702975. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 239 total stores (160 of which have reopened as of June 2, 2020), including one RSQ-branded pop-up store, across 33 states, as well as its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on us, our operations, or our future financial condition or operating results, the actions that we may take in the future in response to the COVID-19 pandemic, and the impacts thereof on us, our operations, or our future financial condition or operating results, expectations regarding customer traffic and sales activities once stores have reopened, the effects of guidance from local, state and federal governments and health organizations on our future business operations, the possibility of repaying withheld store rents, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (or other weather, epidemics, pandemics, or other public health issues) on our business and operations, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, realize anticipated, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	May 2, 2020	February 1, 2020	May 4, 2019
ASSETS
Current assets:
Cash and cash equivalents	$65,133	$70,137	$33,864
Marketable securities	45,981	69,780	75,953
Receivables	13,421	7,485	6,288
Merchandise inventories	67,650	56,901	58,963
Prepaid expenses and other current assets	2,092	4,561	5,294
Total current assets	194,277	208,864	180,362
Operating lease assets	252,554	263,649	244,139
Property and equipment, net	61,941	66,176	70,608
Other assets	7,422	7,951	2,176
Total assets	$516,194	$546,640	$497,285
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,837	$20,562	$23,479
Accrued expenses	13,591	20,755	17,044
Line of credit	23,675	—	—
Deferred revenue	10,719	11,761	9,105
Accrued compensation and benefits	5,098	7,190	7,019
Dividends payable	—	29,677	—
Current portion of operating lease liabilities	65,595	55,321	52,600
Total current liabilities	143,515	145,266	109,247
Noncurrent operating lease liabilities	229,127	240,755	222,086
Other	558	718	1,422
Total liabilities	373,200	386,739	332,755
Stockholders’ equity:
Common stock (Class A)	22	22	22
Common stock (Class B)	8	8	8
Preferred stock	—	—	—
Additional paid-in capital	153,878	153,377	150,331
(Accumulated deficit) Retained earnings	(11,115)	6,280	14,012
Accumulated other comprehensive income	201	214	157
Total stockholders’ equity	142,994	159,901	164,530
Total liabilities and stockholders’ equity	$516,194	$546,640	$497,285

Tilly’s, Inc.
Consolidated Statements of (Loss) Income
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019
Net sales	$77,289	$130,303
Cost of goods sold (includes buying, distribution, and occupancy costs)	75,695	94,619
Gross profit	1,594	35,684
Selling, general and administrative expenses	29,995	35,538
Operating (loss) income	(28,401)	146
Other income, net	409	829
(Loss) income before income taxes	(27,992)	975
Income tax (benefit) expense	(10,597)	298
Net (loss) income	$(17,395)	$677
Basic (loss) income per share of Class A and Class B common stock	$(0.59)	$0.02
Diluted (loss) income per share of Class A and Class B common stock	$(0.59)	$0.02
Weighted average basic shares outstanding	29,677	29,469
Weighted average diluted shares outstanding	29,677	29,808

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019
Cash flows from operating activities
Net (loss) income	$(17,395)	$677
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	5,024	5,209
Stock-based compensation expense	501	529
Impairment of assets	333	—
Loss on disposal of assets	—	10
Gain on sales and maturities of marketable securities	(330)	(549)
Deferred income taxes	591	(130)
Changes in operating assets and liabilities:
Receivables	(5,936)	246
Merchandise inventories	(10,749)	(3,154)
Prepaid expenses and other assets	2,411	479
Accounts payable	4,661	(895)
Accrued expenses	(5,284)	(806)
Accrued compensation and benefits	(2,092)	(1,911)
Operating lease liabilities and deferred rent	9,741	(715)
Deferred revenue	(1,042)	(1,268)
Net cash used in operating activities	(19,566)	(2,278)
Cash flows from investing activities
Purchases of property and equipment	(3,548)	(3,059)
Purchases of marketable securities	(5,996)	(34,572)
Proceeds from marketable securities	30,108	35,000
Net cash provided by (used in) investing activities	20,564	(2,631)
Cash flows from financing activities
Line of credit	23,675	—
Dividends paid	(29,677)	(29,453)
Proceeds from exercise of stock options	—	151
Taxes paid in lieu of shares issued for stock-based compensation	—	(85)
Net cash used in financing activities	(6,002)	(29,387)
Change in cash and cash equivalents	(5,004)	(34,296)
Cash and cash equivalents, beginning of period	70,137	68,160
Cash and cash equivalents, end of period	$65,133	$33,864

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beginning of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2019 Q1	229	1	1	229	1,708
2019 Q2	229	1	1	229	1,710
2019 Q3	229	4	1	232	1,732
2019 Q4	232	8	—	240	1,776
2020 Q1	240	—	1	239	1,768

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com